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                                                                   EXHIBIT 10.34
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[LOGO OF BANK OF AMERICA]
BANK OF AMERICA                                          BUSINESS LOAN AGREEMENT
National Trust and Savings Association                   (INVENTORY)
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This Agreement dated as of March 25, 1997, is between Bank of America National
Trust and Savings Association (the "Bank") and Sport Chalet, Inc. (the "Borrower").

1.   DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1 "BORROWING BASE" means 50% of Acceptable inventory, minus the sum of all Rent Reserves.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the first-in-first-out (FIFO) method, based upon the retail method of accounting, and will use the lowest of (i) the Borrower's cost,
(ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

1.2 "ACCEPTABLE INVENTORY" means inventory which satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or Liens except the security interest in favor of the Bank and Permitted Liens.

(b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.

(c) The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, discontinued or team sales inventory or slow-moving, or accrued shrinkage reserve or which has been returned by the buyer, is not acceptable.

(d)  The inventory is not placed on consignment.

(e) If the inventory is located on premises leased to the Borrower if the Borrower shall have delivered to the Bank either (i) a written agreement duly executed on behalf of the appropriate landlord and in form and substance acceptable to the Bank which subordinates all Liens that the landlord for such premises may be entitled to assert against such inventory; or (ii) information sufficient to permit the Bank to establish Rent Reserve as to the locations where such inventory is located, and the Bank has done so;

(f) The inventory is otherwise acceptable to the Bank in its reasonable discretion.

1.3  "CREDIT LIMIT" means the amount of Twenty Million Dollars ($20,000,000).

1.4 "APPLICABLE MARGIN" means with respect to the Reference Rate, the LIBOR Rate, the Offshore Rate, and the Short Term Base Fixed Rate, the percentage points indicated as being added thereto, as set forth in the

                                      -1-
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chart below, based on the Borrower's fixed charge coverage ratio:


                                   Fixed Charge Coverage Ratio
                                   ---------------------------

             Greater than or equal to 1.15 to 1.00      Less than 1.15 to 1.00
             -------------------------------------      ----------------------
                      RR + 0.00                             RR + 0.25
                      Fixed + 2.00                          Fixed + 2.25
                      Offshore + 2.00                       Offshore + 2.25
                      LIBOR + 2.00                          LIBOR + 2.25

In this chart "fixed charge coverage ratio" refers to the cash flow ratio calculation under Paragraph 8.4 below; "RR" refers to the Reference Rate; "Fixed" refers to the Short Term Base Fixed Rate; "Offshore" refers to the Offshore Rate; and "LIBOR" refers to the LIBOR Rate. Any change in the Applicable Margin shall take effect on the date on which Bank gives notice thereof to Borrower based upon the most recent financial statements delivered to Bank pursuant to this Agreement.

1.5 "LIEN" means: (a) any interest in property of the Borrower securing an obligation owed to, or a claim by, anyone other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and
(b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property of the Borrower.

1.6 "PERMITTED LIENS" means: (a) Liens for taxes not yet payable or Liens for taxes (in an amount not to exceed One Hundred Thousand Dollars ($100,000) being contested in good faith by appropriate proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles ("GAAP") shall have been made therefor on the Borrower's financial statements and that a stay of enforcement of any such Lien is in effect); (b) Liens in favor of the Bank or its affiliates; (c) mechanics and materialmen's liens securing debt not yet past due; (d) Liens in connection with worker's compensation or other unemployment insurance incurred in the ordinary course of the Borrower's business; (e) Liens created by deposits of cash to secure performance of bids, tenders, leases (to the extent permitted under this Agreement), or trade contracts, incurred in the ordinary course of business of the Borrower and not in connection with the borrowing of money; (f) Liens arising by reason of cash deposit for surety or appeal bonds in the ordinary course of business of the Borrower; (g) Liens of or resulting from any judgment or award, the time for the appeal or the petition for rehearing of which has not yet expired, or in respect of which the Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured; (h) with respect to any real property owned or occupied by the Borrower: easements, rights or way, zoning and similar covenants and restrictions and similar encumbrances which customarily exist on properties of corporations engaged in similar activities and similarly situated and which in any event do not materially interfere with or impair the use or operation of the collateral by the Borrower or the value of the Bank's security interest therein, or materially interfere with the Bank's ordinary conduct of the business of the Borrower; and
(i) purchase money security interests and Liens under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under paragraph 8.6(d), the security interest for Lien only encumbers the asset purchased or leased, and so long as the security interest or Lien only secures the purchase price of the asset.

1.7 "RENT RESERVE" means an amount equal to the rent and other amounts payable by the Borrower during any three (3) month period on any premises leased by the Borrower.

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2.   LINE OF CREDIT AMOUNT AND TERMS

2.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit for advances with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 1999 (the "Expiration Date") unless the Borrower is in default.

2.3 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension of credit under the line of credit, including the first, but excluding any extension of credit made pursuant to the provisions of Subparagraph 2.11(b) or Paragraph
10.16 of this Agreement, the Borrower will deliver the following to the Bank if requested by the Bank:

(a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Inventory on which the requested extension of credit is to be based.

2.4  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Margin.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

2.5  REPAYMENT TERMS.

(a) The Borrower will pay interest on March 31, 1997, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest (as described in paragraphs
     2.6 through 2.9, below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

2.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is

                                      -3-
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a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.7 SHORT TERM FIXED RATE.  The Borrower may elect to have all or portions of
    ---------------------
the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Fixed Rate plus the Applicable Margin.

(b) The "Short Term Base Fixed Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Fixed Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Fixed Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest periods during which the Short Term Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

(e) Each Short Term Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

2.8 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus the Applicable Margin.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

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(b)  Each Offshore Rate portion will be for an amount not less than Five Hundred
     Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  Offshore Rate = Grand Cayman Rate
                                  ----------------------
                                 (1.00 - Reserve Percentage)

    Where,

    (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

     (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.9 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus the Applicable Margin.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, or three weeks, or one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in

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     California, New York and London and dealing in offshore dollars (a "LIBOR
     Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of one month or longer. For shorter maturities, each LIBOR Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  LIBOR Rate  =  London Inter-Bank Offered Rate
                                 ------------------------------
                                 (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.10  LETTERS OF CREDIT.  This line of credit may be used for financing:

     (i) commercial letters of credit with a maximum maturity of 120 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

     (ii) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date.

     (iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.11 CREDIT SWEEP.  The Borrower agrees:

(a) If on any banking day there is a principal balance outstanding under this Agreement, then the Bank will automatically deduct from checking account number 14593-05000, (the "Account") and apply in repayment of such principal balance an amount equal to the lesser of such principal balance or the unrestricted ledger balance of the Account less (i) float, (ii) the total amount of checks presented for payment through the controlled disbursement account by the Bank on such banking day for payment against the Account, and (iii) the sum of One Hundred Thousand Dollars ($100,000). The ledger balance of the Account will not be "unrestricted" if, in the reasonable determination of the Bank, it is subject to hold, dispute, or legal process preventing its withdrawal.

(b) If on any banking day the Bank determines that there might be insufficient funds in the Account at the end of such banking day to pay (i) the total amount of checks presented for payment through the Borrower's controlled disbursement account on such banking day, (ii) the total amount of interest and principal payments scheduled to be paid by the Borrower on such banking day, and (iii) any other items to be debited against the Account on such banking day of which the Bank is aware, then the Bank will automatically make an advance under the line of credit in an amount equal to the lesser of the amount of the line of credit available to the Borrower under the line of credit or the amount estimated by the Bank as being necessary, in addition to the balance of funds in the Account on such banking day, to pay the items mentioned above. The proceeds of these advances will be deposited into the Account. For purposes of this subparagraph (b), a levy, notice of lien, writ or other legal process served by a third party upon the Bank shall not be construed as an instrument or other item to be debited against the Account, and the Bank shall be under no obligation to make an advance to make a payment in respect of such levy, notice of lien, writ or other legal process.

(c) In determining the beginning and the end of any banking day, the Bank may follow its customary practices for setting cutoff hours for the handling of money and items and the making of entries on its books.

(d) The arrangement provided for in this Paragraph may be terminated by the Borrower or the Bank by giving to the other at least ten (10) banking days' written notice.

(e) Except as provided above, nothing in this Paragraph shall be deemed or construed to alter or amend any other agreement between the Borrower and the Bank concerning the Account, and the Bank otherwise shall be entitled to follow its usual and customary procedures concerning the Account.

(f) Notwithstanding any other provisions of this paragraph, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against the Borrower, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against the Borrower, the Bank may act as the Bank deems necessary to comply with all applicable provisions of governing statutes and shall be held harmless from any claim of the Borrower for so doing.

(g) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any action or omission in connection with this Paragraph, except gross negligence or willful misconduct of the Bank. This indemnity and excuse will survive the termination.

3.   FEES AND EXPENSES

3.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at .125% per year. This fee is due on June 30, 1997, and quarterly thereafter until the expiration of the availability period.

3.2  EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees in an amount not exceeding Five Hundred Dollars ($500).

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement in an amount not exceeding Four Thousand Dollars ($4,000). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers. Unless a default has occurred hereunder, the maximum amount which the Borrower will be required to reimburse the Bank for any audit will be Three Thousand Dollars ($3,000).

4.   COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)  Machinery and equipment.

(b)  Inventory.

(c)  Receivables.

5.   DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank, but excluding any extension of credit made pursuant to the provisions of Subparagraph 2.11(b) or Paragraph 10.16.

5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds as agreed to by Bank and Borrower;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3  TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Account, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

5.4  DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Account such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

5.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 1.00 percentage point. This may result in compounding of interest.

5.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

5.11 OVERDRAFTS. At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

6.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessor security interest) which the Bank requires.

6.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except for Permitted Liens and other Liens the Bank consents to in writing.

6.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5  OTHER ITEMS.  Any other items that the Bank reasonably requires.

7.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

7.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to be so licensed, in good standing or in compliance would not have a material adverse effect on the Borrower's financial condition or operations.

7.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound, except where any such conflict would not have a material adverse effect on the Borrower's financial condition, business, or operations.

7.6 FINANCIAL INFORMATION. To the best of Borrower's knowledge, all financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)  in material compliance with all material government regulations that apply.

7.7 LAWSUITS. To the best of the Borrower's knowledge, there is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any Liens other than Permitted Liens.

7.9 PERMITS, FRANCHISES. To the best of the Borrower's knowledge, the Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 OTHER OBLIGATIONS. There is no default on any of the Borrower's obligations for borrowed money, purchase money obligations, and other leases, commitments, contracts, instruments or material obligations, which default would have a material adverse effect on the Borrower's financial condition, business or operations.

7.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 MERCHANTABLE INVENTORY. All material quantities of inventory which are included in the Borrowing Base are of good and merchantable quality and free from defects.

7.14 ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

     (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

7.15 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

8.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of the credit only for general corporate purposes.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statement. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 60 days of the period's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared.

(c) Within the periods provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)  Financial projections for the following fiscal year no sooner than ninety
     (90) days and no less than thirty (30) days prior to such period. These projections shall include a balance sheet, income statement and statements of cash flow.

(e) A borrowing certificate setting forth the respective amounts of Acceptable Inventory as of the last day of each month within thirty (30) days after month end.

(f) A statement showing an aging of accounts payable within thirty (30) days after the end of each month.

(g) An inventory listing within thirty (30) days after the end of each month; the listing must include a description of the inventory, its location and cost (which may be a summary listing, in accordance with the Borrower's customary reporting to its prior lender), and such other information as the Bank may reasonably require.

(h) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may request.

8.3 INVENTORY DAYS. Not to permit Quarterly Inventory Days for any of its fiscal quarters to be greater than 185 days for quarters ending June 30 and September 30, 165 days for the quarter ending December 31, and 150 days for the quarter ending March 31.

"Quarterly Inventory Days" is defined as (A) the book value of inventory, divided by (B) total cost of goods sold multiplied by (C) 365 days, performing
------- --                              ---------- --
such calculations in alphabetical order; for the interim fiscal periods, quarterly cost of goods sold will be annualized.

8.4 FIXED CHARGE COVERAGE RATIO. To maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00.

"Fixed Charge Coverage Ratio" is defined as net profit after taxes plus interest expense, depreciation, amortization, less dividends, loans and advances to parents, affiliates and officers divided by current portion long term debt, interest expense, and non-financed capital expenditures. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long tern debt will be measured as of the last day of the preceding fiscal year.

8.5 LIMITATION ON LOSSES. Not to incur a net loss after taxes in excess of One Million Three Hundred Thousand Dollars ($1,300,000) in any one fiscal year period.

8.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, merchandise or services on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Additional debts and capital lease obligations for business purposes which, do not exceed a total principal amount of Three Hundred Thousand Dollars outstanding at any one time.

(e)  Indebtedness that is secured by Permitted Liens.

8.7 OTHER LIENS. Not to create, assume, or allow any Lien on property the Borrower now or later owns, except for Permitted Liens.

8.8 CAPITAL EXPENDITURES. Not to spend or incur obligations for more than Three Million Six Hundred Thousand Dollars ($3,600,000) in any single fiscal year to acquire fixed or capital assets.

8.9  NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority, which, if resolved adversely to the Borrower, would have a material adverse effect on Borrower's financial condition, business or operations.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.10 BOOKS AND RECORDS.  To maintain adequate books and records.

8.11 AUDITS. To allow the Bank and its agents to inspect (including taking and removing samples) the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrower's properties or to examine, audit appraise or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits, appraises, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirement to disclose any report or findings made as a result of, or in connection with, any site, visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party.

8.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business, except where the failure to so comply would not have a material adverse effect on Borrower's financial condition, business, or operations.

8.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.15 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.16 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

8.17 INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)  acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any fixed or capital assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8.19 ERISA PLANS.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9.   DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then, the entire debt outstanding under this Agreement will automatically become due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

9.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for Permitted Liens or any prior Liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

9.3 FALSE INFORMATION. Any financial or other information delivered by Borrower to Bank proves to be false or misleading in any material respect.

9.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

9.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

9.6 JUDGMENTS. Any final judgments or arbitration awards are entered against the Borrower; or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage during each fiscal year period.

9.7 GOVERNMENT ACTION. Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.

9.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

9.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

9.10 DEFAULT UNDER RELATED DOCUMENTS. Any security agreement or other document required by this Agreement is violated.

9.11 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the bank.

9.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

9.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

10.2 CALIFORNIA LAW.  This Agreement is governed by California law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4 ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)   exercise self-help remedies such as setoff;

     (ii)  foreclose against or sell any real or personal property collateral;
           or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

           (A)  an interim remedy; and/or

           (B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement (in addition to expenses that the Borrower is obligated to pay pursuant to the provisions of Paragraph 3.2 of this Agreement) in an amount not exceeding Five Thousand Dollars ($5,000) per year.

10.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 DISPOSITION OF SCHEDULES, REPORTS, ETC. DELIVERED BY BORROWER. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.10 RETURNED MERCHANDISE. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

10.11 INDEMNIFICATION. The Borrower agrees to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) (collectively, "Damages") incurred by the Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith; provided, however, that this indemnity shall not apply to any Damages incurred by the Bank that are attributable to the Bank's gross negligence or willful misconduct. This indemnity will survive repayment of the Borrower's obligations to the Bank and termination of this Agreement.

10.12 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.13 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.14 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.15 CONFIDENTIAL INFORMATION.  The Bank agrees to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by or on behalf of the Borrower, under or in connection with this Agreement. Neither the Bank nor any of its affiliates shall use such information other than in connection with or in enforcement of this Agreement and any other agreement required hereunder, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its subsidiaries or affiliates, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided,
                                                               ---------
however, that the Bank may disclose such information (A) at the request or
-------
pursuant to any requirement of any public authority to which the Bank is subject or in connection with an examination of the Bank by any such public authority;
(B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) with notice to the Borrower, to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its affiliates may be party and which arises out of or in connection with the transactions contemplated by this Agreement; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other agreement required hereunder; (F) to the Bank's independent auditors, accountants, attorneys and other professional advisors; (G) to any affiliate of the Bank, or to any participant or assignee, actual or potential, provided that such affiliate, participant, or assignee agrees to keep such information confidential to the same extent required of the Bank hereunder; and (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed to be a party with the Bank.

10.16 BABC INDEMNITY. If at any time the Bank is requested by BankAmerica Business Credit, Inc. ("BABC") to pay BABC any amount under the indemnity issued on ________________________, 1997 to BABC by the Bank, the Bank will automatically make an advance under the line of credit in an amount equal to the lesser of the amount of such payment or the amount of the line of credit then available to the Borrower; provided, however, that if the amount of such advance
                           --------  -------
is less than the amount of the payment made by the Bank to BABC under such indemnity, the Borrower shall immediately pay to the Bank, upon the Bank's demand, the amount of such difference, plus interest on that amount at the rate then applicable under this Agreement to advance under the line of credit.

This Agreement is executed as of the date stated at the top of the first page.

[LOGO OF BANK AMERICA]

BANK OF AMERICA                             SPORT CHALET, INC.
NATIONAL TRUST AND SAVINGS ASSOCIATION



   /s/ Jeff Thorn                               /s/ Howard K. Kaminsky
  -------------------------                     --------------------------
By:    Jeff Thom                             By:    Howard K. Kaminsky
Title: Vice President                        Title: Vice President-Finance and
                                                    Secretary




ADDRESS WHERE NOTICES TO THE BANK        ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                          ARE TO BE SENT:

525 South Flower Street                  920 Foothill Boulevard
Los Angeles, California  90071           La Canada, California  91011

===============================================================================

[LOGO OF BANK OF AMERICA]                                   SECURITY AGREEMENT
BANK OF AMERICA                          (RECEIVABLES, INVENTORY AND EQUIPMENT)
-------------------------------------------------------------------------------

1. THE SECURITY. The undersigned Sport Chalet, Inc. ("Borrower") hereby assigns and grants to Bank of America National Trust and Savings Association ("Bank") a security interest in the following described property ("Collateral"):
   A. All of the following, whether now owned or hereafter acquired by Borrower: accounts, contract rights, chattel paper, instruments, deposit accounts and general intangibles.
   B. All inventory now owned or hereafter acquired by Borrower.
   C. All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by Borrower (including, but not limited to, the equipment described in the attached Equipment Description, if any).
   D. All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower covering any of the above-described property.
   E. All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.
   F. All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.
   G. All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of Borrower to Bank. For the purposes of this Agreement, "Indebtedness" means all loans and advances made by Bank to Borrower and all other obligations and liabilities of Borrower to Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by Bank by assignment or otherwise. Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include "consumer credit" subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3. BORROWER'S COVENANTS. Borrower covenants and warrants that unless compliance is waived by Bank in writing:
   A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.
   B. Borrower has notified Bank in writing of the locations of (i) Borrower's chief executive office and (ii) the Collateral, including the Books and Records. Borrower will notify Bank in writing prior to any change in the location of its chief executive office, and prior to either ceasing to use any current location of Collateral, or using any location for Collateral other than the current locations.
   C. Borrower will notify Bank in writing prior to any change in Borrower's name, identity or business structure.
   D. Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to Bank and include a loss payable endorsement in favor of Bank in a form acceptable to Bank.
   E. Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Bank and except for Liens to which ("Liens") the Bank consents in writing.
   F. Borrower will not sell, lease, agree to sell or lease, or otherwise dispose of, or remove from Borrower's place of business (i) any inventory except in the ordinary course of business as heretofore conducted by Borrower, or (ii) any other Collateral except with the prior written consent of Bank.
   G. Borrower will promptly notify Bank in writing of any event which has a material adverse affect on the value of the Collateral, the ability of Borrower or Bank to dispose of the Collateral, or the rights and remedies of Bank in relation thereto, including, but not limited to, the levy of
      any legal process against any Collateral and the adoption   arrangement or
      procedure affecting the Collateral, whether governmental or otherwise.
   H. If any Collateral is or becomes the subject of any registration certificate or negotiable document of title, including any warehouse receipt, Borrower shall immediately deliver such document to Bank.
   I. Borrower will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Borrower first obtains Bank's written consent to such attachment, or obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture. Such written consent shall be in form and substance acceptable to Bank.
   J. Until Bank exercises its rights to make collection, Borrower will diligently collect all Collateral.

4. ADDITIONAL OPTIONAL REQUIREMENTS. Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default:
   A. Require Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.
   B. Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.
   C. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.
   D. Require Borrower to deliver to Bank any instruments or chattel paper.

5. DEFAULTS.  Any one or more of the following shall be a default hereunder:
   A. Borrower fails to pay any Indebtedness when due.
   B. Borrower breaches any term, provision, warranty or representation under this Agreement, or under any other obligation of Borrower to Bank.
   C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any Indebtedness.
   D. Borrower or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.
   E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.
   F. Any involuntary lien of any kind or character attaches to any Collateral.
   G. Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.

6. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following:
   A. Declare any Indebtedness immediately due and payable, without notice or demand.
   B. Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.
   C. Enforce the security interest of Bank in any deposit account of Borrower maintained with Bank by applying such account to the Indebtedness.
   D. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.
   E. Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower's equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.
   F. Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.
   G. Use or transfer any of Borrower's rights and interests in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower. As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labelling, in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.
   H. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.
   I. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.
   J. Require Borrower to obtain Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any inventory outside of the normal course of Borrower's business.
   K. Notify any account debtors, any buyers of the Collateral, or any other persons of Bank's interest in the Collateral.
   L. Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank's exclusive control.
   M. Demand and collect any payments and proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

7. MISCELLANEOUS.
   A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.
   B. Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.
   C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.
   D. This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.
   E. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
   F. All terms not defined herein are used as set forth in the Uniform Commercial Code.
   G. In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services.
   H. Any Borrower who is married agrees that such Borrower's separate property shall be liable for payment of the Indebtedness if such Borrower is personally liable for the Indebtedness.



Date:  March 25, 1997

Bank of America                                  BORROWER
National Trust and Savings Association           Sport Chalet, Inc.



/s/ Jeff Thom                                    /s/ Howard K. Kaminsky
_____________________________                    -------------------------------
By: Jeff Thom, Vice President                    By: Howard K. Kaminsky, Vice
                                                 President-Finance and Secretary